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                                                                    EXHIBIT 99.1

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FOR IMMEDIATE RELEASE

                   COX RADIO ADDS DIRECTOR, NAMES NEW CHAIRMAN

         ATLANTA, DECEMBER 19, 2001 -- Cox Radio, Inc. (NYSE: CXR) announced today that G. Dennis Berry has been elected to the Company's board of directors, increasing Cox Radio's board to nine members. Additionally, James C. Kennedy has been named chairman of the board, replacing David E. Easterly, who continues to serve as a director. These changes will be effective January 1, 2002.

         Mr. Kennedy is the Chairman and Chief Executive Officer of Cox Enterprises, Inc. (CEI), the media holding company which owns a majority of stock in CXR. Mr. Easterly is Vice Chairman of CEI and the former President and Chief Operating Officer of CEI. He is retiring from his operational responsibilities at the end of the year while continuing to serve on the boards of various Cox companies.

         Dennis Berry last year replaced Easterly as president and chief operating officer of CEI. In this role Mr. Berry oversees the operations of CEI and its privately-held subsidiaries including Cox Newspapers, Inc., Cox Television, and Manheim Auctions, Inc., the world's largest automobile remarketing company. From 1995 to 2000, Mr. Berry served as president and CEO of Manheim Auctions. Prior to Manheim, Mr. Berry served as publisher of the Atlanta-Journal Constitution. Over two decades he held several positions, including president, vice president and general manager, and advertising director.

         Robert F. Neil, chief executive officer of Cox Radio, commented, "We welcome Dennis Berry to Cox Radio's board of directors. Dennis has been a part of the Cox companies for a long time and firmly understands the vision and strategy of Cox Radio. His extensive knowledge and experience in the media industry, the advertising market, and the automotive industry will undoubtedly be a strong asset."

         Cox Radio is the third largest radio company in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 81 stations (68 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Tampa, Orlando and San Antonio. Cox Radio, Inc. shares are traded on the New York Stock Exchange under the symbol:
CXR.

  CONTACT:
  Analysts and Investors                  Analysts, Investors, Press or Media
  Neil Johnston                           John Buckley/Todd St. Onge
  Chief Financial Officer                 Brainerd Communicators
  Cox Radio, Inc.                         212-986-6667
  404-843-7882